UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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VERILINK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 20, 2004

Dear Stockholder:

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Verilink Corporation (the “Company”) to be held at the Company’s office at 17101 East Ohio Drive, Aurora, Colorado 80017 on Wednesday, November 17, 2004, at 9:00 a.m. local time. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year as well as on our plans for the future.

     We are including with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K. It contains information on the Company’s operations, markets, products and services as well as the Company’s audited financial statements.

     Please take this opportunity to become involved in the affairs of the Company. We hope that you will take time to consider each matter.

     Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Howard Oringer
Chairman of the Board

Notice Of Annual Meeting Of Stockholders
MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 22, 2004
Proxy Statement
Security Ownership Of Certain Beneficial Owners
EQUITY COMPENSATION PLAN INFORMATION
Section 16(A) Beneficial Ownership Reporting Compliance
Proposal No. 1
Election of Directors
Corporate Governance
Certain Relationships and Related Transactions
Executive Compensation
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Report of Audit Committee
Stock Performance Graph
Comparison of Five Year Cumulative Total Return as of June 2004
Proposal No. 2
Ratification Of Appointment Of Independent Registered Public Accounting Firm
Stockholder Proposals/Stockholder Nominations For Director
Other Matters
EXHIBIT A
VERILINK CORPORATION AUDIT COMMITTEE CHARTER

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

Notice Of Annual Meeting Of Stockholders

To be held November 17, 2004

     The Annual Meeting of Stockholders (the “Annual Meeting”) of Verilink Corporation (the “Company”), will be held at the Company’s office at 17101 East Ohio Drive, Aurora, Colorado 80017 on Wednesday, November 17, 2004, at 9:00 a.m. local time, for the following purposes:

1.	To elect two (2) Class II directors to hold office until the 2007 Annual Meeting of Stockholders or until his successor has been duly elected or appointed;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 1, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     The foregoing matters are described in more detail in the enclosed Proxy Statement, which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on October 4, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

Madison, Alabama
October 20, 2004

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE TO ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 22, 2004

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

Proxy Statement

General Information

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Verilink Corporation, a Delaware corporation (the “Company”), of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders to be held on Wednesday, November 17, 2004, at 9:00 a.m. local time, at the Company’s office at 17101 East Ohio Drive, Aurora, Colorado and any adjournment or postponement thereof (the “Annual Meeting”). The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

     The solicitation of proxies will be conducted by mail and the Company will bear all associated costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on October 4, 2004 has been fixed as the record date (the “Record Date”) for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had 22,787,497 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or 11,393,749, of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters, except that stockholders have cumulative voting rights with respect to the election of directors.

     An outside firm will tabulate votes cast by proxy at the Annual Meeting, and an employee of the Company will tabulate votes cast in person at the Annual Meeting. “FOR” and “AGAINST” votes, abstentions and broker non-votes will be separately counted. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which is does have discretionary authority or for which it has received instructions). Broker non-votes and abstentions are counted towards a quorum but will have no effect on the outcome of the vote on any proposal at the Annual Meeting.

Security Ownership Of Certain Beneficial Owners

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s Common Stock as of October 4, 2004 by (a) each stockholder known by the Company to be the beneficial owner of more than five percent of the Company’s Common Stock, (b) each director and nominee for director of the Company, (c) each Named Executive Officer in the Summary Compensation Table below (see “Executive Compensation”) and (d) all directors and current executive officers who beneficially own shares, as a group.

		Vested
		Options		Percentages
	Number of	Exercisable	Total	of Shares
	Shares	Within 60	Beneficial	Beneficially
Name of Beneficial Owner	Owned	Days (1)	Ownership	Owned (2)
Leigh S. Belden (3)	1,099,061	843,209	1,942,270	8.22%
Desmond P. Wilson III (4)	1,668,309	5,830	1,674,139	7.34%
Axel Johnson Inc.(5)	1,667,477	—	1,667,477	7.32%
Entities affiliated with Sierra Ventures V, L.P. (6)	1,654,875	—	1,654,875	7.26%
Steven C. Taylor (7)	811,607	126,543	938,150	4.09%
Howard Oringer	175,834	54,166	230,000	1.01%
John A. McGuire	51,668	149,165	200,833	*
John E. Major	18,334	129,666	148,000	*
S. Todd Westbrook (8)	—	134,375	134,375	*
David W. Shackelford (9)	—	51,041	51,041	*
C. W. Smith (10)	12,050	22,400	34,450	*
Larry J. Richards	12,586	—	12,586	*
Directors and current executive officers as a group (12 persons) (11)	3,855,617	1,516,395	5,372,012	22.10%

*	Less than 1%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are vested and exercisable or vested and exercisable within 60 days of October 4, 2004 are deemed outstanding. Employee stock options granted under the 1993 Amended and Restated Stock Option Plan and the 2004 Stock Incentive Plan are generally exercisable; however the shares of Common Stock issuable upon exercise typically vest over time provided the optionee remains continuously employed by the Company. Upon cessation of employment, the Company has the option to repurchase all of any unvested shares issued upon exercise of employee options. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

(2)	Percentage beneficially owned is based on 22,787,497 shares of Common Stock outstanding as of October 4, 2004.

(3)	Includes (a) 498,011 shares owned by Leigh S. Belden, individually, and by Leigh S. Belden & Deborah Tinker Belden, or their successors, Trustees U/A Dated 12/09/88; (b) 1,050 shares owned by Baytech Associates, a California general partnership in which Mr. Belden has a 50% general partner interest; and (c) 600,000 shares owned by Beltech, Inc., a Nevada corporation of which Mr. Belden is a Director and President and the Leigh S. Belden and Deborah Tinker Belden Trust U/A Dated 12/09/88 is the sole shareholder. Excludes 559,656 shares held in trust with an independent trustee for the benefit of Mr. Belden’s children. Mr. Belden does not have voting or dispositive power with respect to such shares. Also excludes options to purchase 383,334 shares that are not vested, but exercisable within 60 days of October 4, 2004.

(4)	Number of Shares Owned includes 1,667,477 beneficially owned by Axel Johnson Inc. Mr. Wilson, President and Chief Executive Officer of Axel Johnson Inc. and a director of the Company, disclaims beneficial ownership of the shares beneficially owned by Axel Johnson Inc.

(5)	The address for Axel Johnson Inc. is 300 Atlantic Street, Stamford, CT 06901-0350. Antonia Ax:son Johnson, by virtue of her beneficial ownership of all of the outstanding shares of Axel Johnson Inc., may be deemed the beneficial owner of these shares of Common Stock.

(6)	Based on information provided in a Schedule 13G filed by Sierra Ventures V, L.P. with the SEC on August 25, 2004. Includes warrants to purchase 269,543 shares of Common Stock, which are currently exercisable and held by entities affiliated with Sierra Ventures V, L.P. The address for Sierra Ventures V, L.P. is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(7)	Includes (a) 810,557 shares owned by Steven C. Taylor, individually and (b) 1,050 shares owned by Baytech Associates, a California general partnership interest in which Mr. Taylor has a 50% general partner interest.

(8)	Excludes options to purchase 69,792 shares that are not vested, but exercisable within 60 days of October 4, 2004.

(9)	Excludes options to purchase 40,000 shares that are not vested, but exercisable within 60 days of October 4, 2004.

(10)	Excludes options to purchase 74,375 shares that are not vested, but exercisable within 60 days of October 4, 2004.

(11)	Excludes options to purchase 617,501 shares that are not vested, but exercisable within 60 days of October 4, 2004.

EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of July 2, 2004, about shares of Common Stock outstanding and available for issuance under the Company’s equity compensation plans. Options to purchase 1,804,059 shares have been granted under the Company’s stock plans since July 2, 2004.

Number of securities
remaining available under
	Number of Securities		equity compensation plans
	to be issued upon	Weighted-average	(excluding securities
	exercise of	exercise price of	reflected
Plan Category	outstanding options	outstanding options	in the first column)
Equity compensation plans approved by stockholders	3,955,960	$2.67	1,725,596
Equity compensation plans not approved by stockholders	—	—	—

Total	3,955,960	$2.67	1,725,596

     In connection with the Company’s acquisition of XEL Communications, Inc. (“XEL”) in February 2004, the Company issued 187,826 shares of Common Stock and 150,260 shares of restricted Common Stock, and an aggregate of $350,000 in cash bonuses immediately following closing to certain key employees of XEL. These awards were approved by the Company’s Compensation Committee. The restricted Common Stock vests one-third a year beginning on the first anniversary of the employee’s employment with the Company and will be fully vested if the employee is terminated without cause. These equity awards were not made under a plan approved by the Company’s stockholders.

     On July 28, 2004, upon the completion of the merger with Larscom Incorporated (“Larscom”), each outstanding option to purchase Larscom common stock was converted into an option to purchase the Company’s Common Stock and adjusted to reflect the exchange ratio in the merger. As of October 4, 2004, 669,288 shares of the Company’s Common Stock have been reserved for issuance upon the exercise of assumed Larscom stock options. These shares are not reflected in the table above as the Larscom merger was completed after fiscal 2004 year end. No additional equity awards will be granted under the equity compensation plans of Larscom.

Section 16(A) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors and persons who own more than ten percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2003, all Reporting Persons complied with all applicable filing requirements except as follows: a Form 4 for C. W. Smith reporting the exercise of a stock option and a stock option grant was inadvertently filed three days late on February 9, 2004 instead of February 4, 2004; a Form 4 for S. Todd Westbrook reporting a stock option grant was inadvertently filed three days late on February 9, 2004 instead of February 4, 2004; a Form 4 for Sarabjit Gosal reporting a stock option grant was inadvertently filed three days late on May 10, 2004 instead of May 5, 2004; and the Form 3 for Betsy D. Mosgrove, initially due on June 12, 2004, was filed on August 10, 2004.

Proposal No. 1

Election of Directors

     The Company’s Certificate of Incorporation divides the Company’s Board of Directors into three classes designated Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms. The Board is currently composed of two (2) Class I directors (John E. Major and Desmond P. Wilson III), two (2) Class II directors (Howard Oringer and John A. McGuire), and two (2) Class III directors (Leigh S. Belden and Steven C. Taylor), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2006, 2004 and 2005, respectively. The total number of currently authorized directors has been fixed at six (6).

     At the Annual Meeting, the stockholders will elect two (2) Class II directors to serve a three (3) year term until the 2007 Annual Meeting of Stockholders or until their respective successors are elected or appointed and qualified or until the directors’ earlier resignation or removal. In the event either or the nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy. The Board of Directors has no reason to believe that the person named will be unable or unwilling to serve as a nominee or as a director if elected.

     In voting for directors for each class, each stockholder is entitled to cast that number of votes equal to the number of shares of Common Stock held by such stockholder multiplied by the number of directors to be elected to that certain class of directors, and each stockholder may cumulate and cast all such votes for a single director nominated to such class, or may distribute such votes among the number of directors to be elected to such class as such stockholder sees fit. Votes may be cumulated only for directors to be elected within each class. The candidates for each class of directors receiving the highest number of affirmative votes will be elected to such class, up to the number of directors to be elected to that class. The persons authorized to vote shares represented by executed proxies in the enclosed form (if authority to vote for the election of directors is not withheld) will have full discretion and authority to vote for any or all of the nominees for that certain class of directors as they may determine or, if authority to vote for a specified candidate or candidates has been withheld, among those candidates for such class for whom authority to vote has not been withheld.

     Unless marked otherwise, proxies received will be voted FOR the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

     Certain information about Howard Oringer and John A. McGuire, the Class II director nominees, is furnished below.

     Mr. Oringer has been a Director of the Company since August 1987 and Chairman of the Board of Directors since January 1996. In addition, he has been the Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of Telesciences, a manufacturer of telecommunications equipment. Mr. Oringer received a B.E. in Engineering from the Stevens Institute of Technology, an M.S. in Electrical Engineering from the California Institute of Technology and an M.B.A. from Santa Clara University.

     Mr. McGuire became a Director of the Company in July 1998. Mr. McGuire retired in 2000 as the Chairman and Chief Executive Officer of Ellipsys Technology, Inc., a telecommunications company. From 1994 to 1996, Mr. McGuire was the Managing Partner of J. McGuire and Associates, a management consulting firm. From 1991 to 1994, Mr. McGuire was the President of Telescience International, a telecommunications manufacturing company. Mr. McGuire received a B.S. in Mathematics from the California State University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES NAMED ABOVE.

The Board of Directors and Committees

			Director
Name	Age	Principal Occupation	Since
Leigh S. Belden	55	President, Chief Executive Officer, and Director	1982
Howard Oringer (1)(2)	62	Managing Director of Communications Capital Group	1987
Steven C. Taylor	58	Vice Chairman of the Board, Chief Technical Officer	1982
John A. McGuire (1)(2)	69	Director	1998
John E. Major (2)	58	Director and management consultant	1999
Desmond P. Wilson III (1)	40	President and Chief Executive Officer of Axel Johnson, Inc.	2004

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

     Mr. Belden co-founded the Company and served as its President and Chief Executive Officer since he re-joined the Company in January 2002, and from its inception in December 1982 until his prior retirement from this position in March 1999. Mr. Belden has served as a Director since its inception in December 1982. From 1980 to 1982, Mr. Belden was Vice President of Marketing for Cushman Electronics, Inc., a manufacturer of telephone central office and two-way radio test equipment. Previously, he held various international and domestic sales and marketing management positions for California Microwave, Inc. Mr. Belden received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from Santa Clara University.

     Mr. Major is President of MTSG, which provides consulting, management and governance services in the telecom space. Prior to that Mr. Major was the CEO of Novatel Wireless, Inc. from July 2002 through January 2003. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc. Mr. Major also served as Corporate Executive Vice President of QUALCOMM Inc. and President of its Wireless Infrastructure Division. Prior to that, Mr. Major held several executive leadership positions at Motorola, including serving as corporate Chief Technology Officer, from 1977 until joining QUALCOMM in 1997. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, and a M.S. in Mechanical Engineering from the University of Illinois. He also holds an M.B.A. with distinction from Northwestern University and a J.D. from Loyola University. Mr. Major received an honorary doctorate from Westminster College in 1995. Mr. Major currently serves on the board of directors for three other publicly traded companies: Broadcom, Littelfuse Inc. and Lennox International Inc. He has nine U.S. patents.

     Mr. Taylor co-founded the Company and has served as its Chief Technical Officer since April 2002. He had previously served as Chief Technical Officer since the Company’s inception in December 1982 until his retirement from that position in April 1999. In addition, Mr. Taylor served as Chairman of the Board of Directors from the Company’s inception until January 1996, at which time he became the Vice Chairman of the Board of Directors. Previously, Mr. Taylor served as Chief Engineer of Digital Products for Culbertson Industries and California Microwave. In 1980, Mr. Taylor formed Telecommunications Consultants, Inc., a consulting firm engaged in the design and support of digital and analog communications equipment.

     Mr. Wilson joined the Company’s Board of Directors on July 28, 2004 following the Company’s acquisition of Larscom. Effective January 1, 2002, Mr. Wilson assumed the position of President and Chief Executive Officer of Axel Johnson Inc., after serving as Executive Vice President for New Business Development since September 2001. Prior to that, Mr. Wilson was President of the Services Assurance and Solutions Division of Spirent plc, a provider of telecommunication testing equipment, from January 2001 to June 2001 and President/CEO of Hekimian Laboratories, Inc, a supplier of automated test systems for telecommunication networks, from December 1997 to December 2000. Mr. Wilson graduated with a BS degree in industrial engineering and operations research from Virginia Polytechnic Institute and State University.

     There are no family relationships among any of the directors or executive officers of the Company.

Corporate Governance

Independence

     The Company’s Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Major, Mr. McGuire, Mr. Oringer and Mr. Wilson is independent from our management, as an “independent director” as defined under the Nasdaq Marketplace Rules. This means that the Board has determined that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

Code of Business Conduct and Ethics

     The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. The Company filed its Code of Business Conduct and Ethics as an exhibit to its Annual Report on Form 10-K for the year ended July 2, 2004. The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing.

Executive Sessions of Independent Directors

     The Company’s independent directors have executive sessions at which only independent directors are present after every regularly scheduled meeting of the Board of Directors. Mr. Oringer, the Chairman of the Board, presides over these executive sessions. For information on how to communicate with the Company’s independent directors, please see “Communications with the Board of Directors” below.

Communications with the Board of Directors

     Stockholders may communicate with the Board of Directors by writing to the Board in care of the Company’s Secretary, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company’s Secretary. In accordance with the Board’s instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to the Company’s business, industry, management or Board or committee matters. In addition, the Secretary will make all such communications available to each member of the Board at the Board’s next regularly scheduled meeting.

Board Committees

     The Company’s Board of Directors has two permanent committees: the Audit Committee and the Compensation Committee. None of the directors who serve as members of either permanent committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors. For further information on director nominations, see “Nominations to the Board of Directors” below.

     Audit Committee

     The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors annually reviews and approves changes to the Audit Committee Charter. A copy of the Audit Committee Charter as amended through October 19, 2004 is attached as Exhibit A. See “Report of Audit Committee” below.

     The Company’s Audit Committee is currently comprised of John A. McGuire, Howard Oringer and Desmond P. Wilson III. The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Board believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the SEC and under the Nasdaq Marketplace Rules. Additionally, each member of the Audit Committee has the experience and background resulting in his having “financial sophistication” as contemplated by Nasdaq Marketplace Rules. However, the Board of Directors has determined that the Audit Committee does not have an “Audit Committee Financial Expert,” as that term is defined by the rules of the SEC. The Board of Directors believes that by satisfying the financial sophistication requirements of the Nasdaq Marketplace Rules, and in view of the experience and backgrounds of the members, the Audit Committee, taken as a whole, is qualified to carry out its duties and responsibilities. In the view of the Board, the limited magnitude of the Company’s current revenues and operations does not justify or require that the Company obtain the services of a person having all the attributes of an Audit Committee Financial Expert on the Company’s Audit Committee at this time. The Board of Directors may in the future determine that it is appropriate to seek to add a director to the Board that would be qualified to serve as an Audit Committee Financial Expert.

     In accordance with the rules and regulations of the SEC, the preceding paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this section of this Proxy Statement into any other filed document.

     Compensation Committee

     Messrs. Major, McGuire and Oringer are the current members of the Compensation Committee. All members of the Compensation Committee are “independent directors” as defined under the Nasdaq Marketplace Rules. See “Report of the Compensation Committee on Executive Compensation” below.

Board and Committee Meetings

     The Company’s Board of Directors met thirty-two (32) times during fiscal 2004. None of the directors attended fewer than 75% of all the meetings of the Board and those committees of the Board on which he served except Mr. Taylor attended 66% of the meetings of the board of directors. The Chairman of the Board receives a retainer of $6,500 per quarter. All other Non-employee Directors receive a retainer fee of $4,000 per quarter. In addition, all Non-employee Directors receive a fee of $2,000 for each Board meeting attended, or $1,000 for telephonic participation. Each Non-Employee director also received grants of options to purchase 25,000 shares of Common Stock in August 2003 and August 2004 at an exercise prices equal to the fair market value on the date of grant.

     The Audit Committee, which held eleven (11) meetings during fiscal 2004, currently consists of Messrs. McGuire, Oringer and Wilson. The Audit Committee Chairman received a retainer fee of $1,750 per quarter in fiscal 2004 and will receive $3,500 per quarter in fiscal 2005. All other Non-employee Audit Committee Members receive a retainer fee of $2,000 per quarter. In addition, each Non-employee Audit Committee Member received a fee of $500 per meeting attended in fiscal 2004 and will receive $1,000 for each meeting attended in fiscal 2005. The Audit Committee reviews and selects the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent registered public accounting firm and the related compensation for such services; reviews the effectiveness of the audit effort and the Company’s financial and accounting organization and financial reporting; and maintains free and open means of communication between the directors, independent registered public accounting firm, financial management and employees of the Company. See the Audit Committee Charter attached as Exhibit A.

     Mr. McGuire is currently Chairman of the Audit Committee. Mr. Major served as Chairman of the Audit Committee until March 2004. In March 2004, Mr. Major resigned from the Audit Committee because he serves on the audit committee of another public company which limits the total number of public company audit committees on which its audit committee members may serve. In May 2004, after his resignation from the Audit Committee, Mr. Major became Chairman of the Compensation Committee and Mr. McGuire became Chairman of the Audit Committee.

     The Compensation Committee, which held nine (9) meetings during fiscal 2004, currently consists of Messrs. Major, McGuire and Oringer. The Compensation Committee Chairman, Mr. Major, receives a retainer fee of $1,750 per quarter. All other Compensation Committee Members receive a retainer fee of $1,000 per quarter. In addition, each Compensation Committee Member receives a fee of $500 for each meeting attended. The Compensation Committee establishes and reviews the compensation policies applicable to the Company’s executive officers and administered the Company’s stock incentive plans and employee stock purchase plan. In fiscal 2005, the Company created an Equity Incentive Sub-Committee of the Compensation Committee, which now administers the Company’s stock incentive plans.

     In fiscal 2004, the Company had a Strategy Committee that reviewed the strategic direction of the Company. The Strategy Committee held one (1) meeting in fiscal 2004 and was eliminated in August 2004. The Strategy Committee consisted of Messrs. Belden, Major, McGuire and Oringer. The Strategy Committee Chairman, Mr. Belden, did not receive a retainer fee. All other non-employee strategy committee members earned a retainer fee of $2,500 per quarter. In addition, each non-employee strategy committee member received a fee of $2,000 for each meeting attended, or $1,000 for telephonic participation. Mr. Major has regularly participated in Strategy Committee meetings since January 2003 until the committee’s elimination in August 2004, but was not previously paid the committee retainer. Mr. Major has since been paid the previously unpaid quarterly retainer fees for his participation at Strategy Committee meetings.

Nominations to the Board of Directors

     The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of the Company’s size and the Board’s relatively small size and because of the historically few and infrequent vacancies on the Board, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company’s independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board’s selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a “nominating committee” for the purpose of the disclosures in this section of this Proxy Statement.

     With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

     The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the

Board, and for selecting the management nominees for the directors to be elected by the Company’s stockholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

•	an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•	regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

     The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company’s current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors’ and officers’ questionnaires and background and reference checks, and will then interview qualified candidates. The Company’s other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

     The independent directors may from time to time consider qualified nominees recommended by stockholders, who may submit recommendations to the independent directors through a written notice as described under “Stockholder Proposals/Stockholder Nominations for Director” below. Nominees for director who are recommended by the Company’s stockholders will be evaluated in the same manner as any other nominee for director.

Certain Relationships and Related Transactions

     During fiscal 2004, the Company’s President and Chief Executive Officer (“President”) repaid the outstanding note due to the Company totaling $2,428,000. The repayments were made as follows: (i) in September 2003, the net after tax portion of the fiscal 2003 discretionary bonus provided to the President, totaling approximately $141,000, was applied against the outstanding note, and (ii) in November 2003, the remaining principal balance of this note plus accrued interest, totaling $2,287,000, was paid by the delivery of 343,034 shares of Common Stock to the Company as contemplated by the loan documentation. See also “Compensation Committee Interlocks and Insider Participation.”

Executive Compensation

Compensation Tables

Summary Compensation Table

     The following table, together with the footnotes thereto, summarizes the total compensation for fiscal 2004 of (i) the Company’s Chief Executive Officer, and (ii) each of the four most highly-compensated executive officers of the Company who were serving as such at 2004 fiscal year end (collectively, the “Named Executive Officers”), as well as the total compensation paid to each Named Executive Officer for the Company’s two previous fiscal years, if applicable.

		Annual Compensation					Long Term Compensation
					Other		Restricted		Securities	All Other
	Fiscal	Salary	Bonus		Annual		Stock		Underlying Options	Compensation
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)		Awards ($)		(#) (4)	($)(5)
Leigh S. Belden	2004	279,474	50,452	(6)	27,489	(7)	—		50,000	8,089	(8)
President, Chief Executive	2003	273,047	278,523	(9)	267,762	(10)	—		400,000	383,923	(11)
Officer, and Director	2002	136,186	12,692		34,762		—		800,000	99,835

S. Todd Westbrook	2004	147,060	16,783	(12)	17,478	(13)	—		75,000	980	(14)
Executive Vice President	2003	145,034	77,233	(15)	16,138	(16)	—		—	288
	2002	159,600	5,067		18,376		—		50,000	306

C. W. Smith	2004	144,000	16,308	(17)	20,307	(18)	—		75,000	5,053	(19)
Vice President, Chief	2003	140,923	75,085	(20)	17,759	(21)	—		—	3,462	(22)
Financial Officer	2002	138,825	4,923		16,205		—		80,000	5,565

Larry J. Richards (23)	2004	65,593	215,712	(24)	4,636	(25)	100,000	(26)	80,000	2,624	(27)
former Vice President,	2003	—	—		—		—		—	—
Engineering	2002	—	—		—		—		—	—

David W. Shackelford	2004	109,615	69,867	(28)	9,654	(29)	—		175,000	504
Vice President, Worldwide	2003	—	—		—		—		—	—
Sales	2002	—	—		—		—		—	—

(1)	Includes amounts deferred by the Named Executive Officers pursuant to the Company’s 401(k) Investment/Retirement Plan (the “401(k) Plan”).

(2)	Includes bonuses awarded for the fiscal year, commissions earned on sales, and for fiscal year 2004 and 2003, amounts earned pursuant to the Company’s program providing for the recovery of salary reductions based on the achievement of quarterly results described in the Report of the Compensation Committee on Executive Compensation.

(3)	The amounts shown in this column include fringe benefits offered to executive officers that consist of auto allowances and auto operating expenses, certain membership fees, and reimbursement of medical, tax, and legal expenses.

(4)	The stock options listed in the table include options granted to purchase Common Stock of the Company.

(5)	The amounts shown in this column include matching contributions to employee 401(k) Plan deferrals and life insurance premiums paid by the Company.

(6)	Consists of $50,452 in salary reduction recovery earned.

(7)	Includes $11,216 in auto allowance and auto operating expenses and $16,273 in reimbursements of medical, tax, and legal expenses.

(8)	Consists of $6,066 in matching contributions to employee 401(k) Plan deferrals and $2,023 in life insurance premiums.

(9)	Includes $44,423 of salary reduction recovery earned and a $234,100 bonus, paid in 22,631 shares of Common Stock and $140,811 credited against an outstanding note to the Company.

(10)	Includes $232,099 for amounts reimbursed in fiscal 2003 for the payment of taxes on reimbursed relocation expenses.

(11)	Consists of $379,958 for relocation reimbursements, $2,590 in matching contributions to employee 401(k) Plan deferrals and $1,375 in life insurance premiums.

(12)	Consists of $16,783 in salary reduction recovery earned.

(13)	Includes $15,797 in auto allowance and auto operating expenses.

(14)	Consists of $684 in matching contributions to employee 401(k) Plan deferrals and $296 in life insurance premiums.

(15)	Includes $15,834 of salary reduction recovery earned and a $61,400 bonus, paid in 14,896 shares of Common Stock.

(16)	Includes $13,032 in auto allowance and auto operating expenses.

(17)	Consists of $16,308 in salary reduction recovery earned.

(18)	Includes $15,716 in auto allowance and auto operating expenses.

(19)	Consists of $4,511 in matching contributions to employee 401(k) Plan deferrals and $542 in life insurance premiums.

(20)	Includes $15,385 of salary reduction recovery earned and a $59,700 bonus, paid in 14,483 shares of Common Stock.

(21)	Includes $14,125 in auto allowance and auto operating expenses.

(22)	Consists of $3,045 in matching contributions to employee 401(k) Plan deferrals and $417 in life insurance premiums.

(23)	Mr. Richards served as the Company’s Vice President, Engineering from March 2004 through August 2004.

(24)	Includes cash bonuses of $60,000, $5,712 in salary reduction recovery earned, and a stock grant of 28,174 shares of Common Stock (valued at $150,000 at the time of grant).

(25)	Includes $3,557 in auto allowance and auto operating expenses.

(26)	Consists of a restricted stock award for 18,782 shares of Common Stock (valued at $69,000 as of July 2, 2004), which vested in full upon the termination of Mr. Richards’ employment on September 1, 2004.

(27)	Consists of $2,624 in matching contributions to employee 401(k) Plan deferrals.

(28)	Consists of $69,867 in sales commissions earned.

(29)	Includes $9,654 in auto allowance and auto operating expenses.

Option Grants in Last Fiscal Year

     The following table provides certain information with respect to the grant of stock options under the Company’s 2002 Stock Incentive Plan to each of the Named Executive Officers during the fiscal year ended July 2, 2004. See “Report of the Compensation Committee on Executive Compensation” for information regarding options granted since July 2, 2004.

					Potential Realizable Value
					at Assumed Annual Rate of
	Number of Securities Underlying Options	% of Total Options Granted to Employees in	Exercise Price per	Expiration	Stock Appreciation for Option Term (2)
Name	Granted(1)	Fiscal Year	Share	Date	5%	10%
Leigh S. Belden	50,000	3.13	$3.72	08/25/13	$116,974	$296,436
S. Todd Westbrook	25,000	1.57	3.72	08/25/13	58,487	148,218
	50,000	3.13	5.39	02/02/14	169,487	429,514
C. W. Smith	25,000	1.57	3.72	08/25/13	58,487	148,218
	50,000	3.13	5.39	02/02/14	169,487	429,514
Larry J. Richards	40,000	2.50	4.47	02/05/14	112,446	284,961
	40,000	2.50	4.44	03/16/14	111,692	283,049
David W. Shackelford	175,000	10.96	3.51	10/01/13	386,299	978,956

(1)	All options granted to Messrs. Richards and Shackelford have a ten-year term and vest at the rate of 25% after one year and 1/48th of the total options granted per month each month thereafter. All options granted to Messrs. Belden, Smith and Westbrook have a ten-year term and vest at the rate of 1/12th of the total shares granted per month beginning in the thirty-seventh month until the option is fully vested in four years.

(2)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation on the Company’s Common Stock over the term of the options. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock, overall stock market conditions, and the timing of option exercises, if any. There can be no assurance that amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

     The following table provides the specified information concerning exercises of options to purchase the Company’s Common Stock in fiscal year 2004, and unexercised options held as of July 2, 2004, by the Named Executive Officers.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares Acquired on	Value	Fiscal Year End (#)		Fiscal Year End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable(1)	Exercisable	Unexercisable (1)
Leigh S. Belden	—	$—	718,209	633,334	$1,908,774	$1,610,568
S. Todd Westbrook	95,833	450,387	129,167	100,000	47,001	86,250
C. W. Smith	100,625	519,436	6,775	115,000	7,045	118,750
Larry J. Richards	—	—	—	80,000	—	—
David W. Shackelford	—	—	—	175,000	—	29,750

(1)	The options issued pursuant to the Company’s 1993 Stock Option Plan are immediately exercisable; however, the shares of Common Stock issued upon exercise of such options typically vest over four years at the rate of 25% of the total shares granted per year, provided the optionee remains continuously employed by the Company. Upon cessation of employment for any reason, the Company has the option to repurchase all, but not some, of any unvested shares of Common Stock issued upon exercise of an option, within 60 days following the date of cessation of employment at a repurchase price equal to the exercise price of such shares. Because unvested shares are subject to repurchase, options are identified above as unexercisable to the extent that the underlying Common Stock is unvested as of fiscal year end.

Change of Control Agreements and Employment Contracts

     The Company has entered into Change of Control Agreements (the “Agreements”) with each of its executive officers. All capitalized terms in the description below have the same meaning as in the Agreements. Under the terms of the Agreements, if the executive’s employment terminates due to an Involuntary Termination or a Voluntary Termination for Good Reason within 12 months following a Change of Control, the termination will be a covered termination and the Company shall (i) pay the Executive a lump sum payment equal to 100% of the sum of Annual Base Salary and Annual Bonus, subject to any applicable withholding of federal, state or local taxes, (ii) fully vest all stock options held by the executive and the period of time to exercise such stock options following a covered termination may be extended, and (iii) continue medical benefits coverage for the executive and his covered dependents under any employee benefit plan or program maintained by the Company on the same terms and conditions (including cost to the executive) as in effect immediately prior to the covered termination, for one (1) year following the covered termination. Upon the occurrence of a covered termination, and prior to the receipt of any benefits under the Agreement, the executive shall execute a release, which shall specifically relate to all of the executive’s rights and claims in existence at the time of such execution and shall confirm the executive’s obligations under the Company’s standard form of proprietary information agreement. Mr. Belden’s Agreement provides that the lump sum payment due in the event of a covered termination shall be the sum of (i) 2.99 multiplied by Annual Base Pay, plus (ii) 100% of Annual Bonus.

     Mr. Leigh S. Belden, the Company’s President and Chief Executive Officer, is a party to an Employment Agreement with the Company. Pursuant to that Agreement, Mr. Belden is entitled to an annual base salary of $330,000, subject to annual increases at the discretion of the Board of Directors, is eligible for annual incentive payments at the discretion of the Board of Directors, and is eligible for benefits generally available to other executive officers of the Company. Mr. Belden’s current base salary is $297,000 per year. See “Report of the Compensation Committee on Executive Compensation.” Additionally, if Mr. Belden’s employment with the Company terminates under specified circumstances, such as an involuntary termination by the Company without cause, he will be entitled to severance benefits of up to one (1) year’s annual base salary and to the continuation of other employee benefits for a period of one (1) year following any such termination. In addition, Mr. Belden remains entitled to receive post-retirement health benefits granted in connection with his previous retirement from the Company in 1999, which provide that, following Mr. Belden’s retirement, the Company will maintain health coverage for Mr. Belden and his family until age 65 and Mr. Belden will be responsible for the payment of the premium for such coverage that is equal to the average premium paid by the Company for its executive officers.

Report of the Compensation Committee on Executive Compensation

     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following reports of the Compensation Committee and the Audit Committee and the Performance Graph which follows shall not be deemed to be incorporated by reference into such filings.

     The Compensation Committee is authorized by the Board, among other things, to establish and review annually the general compensation policies applicable to the Company’s employees generally and specifically for executive officers, including the relationship of Company financial performance to executive compensation and the basis for the Chief Executive Officer’s compensation during each fiscal year. The Compensation Committee also administered the Company’s equity incentive plans in fiscal 2004. In determining the officers’ compensation levels, the Compensation Committee generally considers factors such as competitive compensation levels for officers of other technology companies of similar revenues and profitability based on the Company’s plans, among other factors. The Committee believes that the compensation programs for executive officers should reflect the Company’s performance and the value created for stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contributions to the Company’s success.

     In fiscal 2002 and based on the recommendation of the Chief Executive Officer, the Company decreased base salary payments in April 2002 to the Company’s Chief Executive Officer by 25% and to all other executive officers by 20%, with the executive officers eligible to recover the salary reduction based on the Company’s operating results. As of September 2002, the Compensation Committee approved reinstating 10% of the original base salary to its executives (thereby adjusting Mr. Belden’s base salary to $280,500) as of September 2002, with the remaining 10% of the Company’s executive officers’ respective original base salaries (15% for Mr. Belden) remaining at risk to the executive officers. In August 2004, the Compensation Committee restored base salaries to their initial level and suspending the salary reduction program, primarily based on a desire to simplify the components of incentive compensation. Effective October 5, 2004 as part of the Company’s cost reduction efforts, the Compensation Committee reinstated the salary reduction program by implementing a 10% reduction in base salary payments for all employees, except that no employee’s annual base salary was reduced to less than $40,000.

     Executive officers were eligible to recover the salary reduction based on quarterly profitability and operating cash flow in fiscal 2003 and fiscal 2004, and the salary reduction amounts recovered are included as Bonus in the Summary Compensation Table. Salary reduction amounts were earned for the first two quarters of fiscal 2004 based on quarterly profitability and operating cash flow. Profitability and operating cash flow targets were not achieved for the third and fourth quarters of fiscal 2004. The Compensation Committee determined to exercise its discretion to pay the full amount of salary reduction for the third and fourth quarters of fiscal 2004 in view of the completion of the acquisitions of XEL and Larscom, the significant impact of acquisition-related charges on the Company’s reported results of operations under generally accepted accounting principles, and the efforts of the executive management team in completing the acquisitions and integrating operations. For fiscal 2005, employees, including executive officers, whose base salaries have been reduced are eligible to recover salary reduction based primarily on cash flow.

     Bonus payments, if any, to the executive officers have historically been tied to the Company’s financial performance and are at the discretion and recommendation of the Compensation Committee. In view of the Company’s financial performance, the Committee determined not to pay any bonuses to executive officers for fiscal 2004 other than the payment of salary reduction amounts described above.

     The Chief Executive Officer’s compensation is based on the terms of the employment agreement between Leigh S. Belden and the Company dated January 8, 2002, and the salary reduction and bonus practices described above. In calendar 2002, the Committee selected and engaged a compensation consultant to review and analyze the compensation of the Chief Executive Officer. With a view to providing a total compensation and equity incentive package appropriate given the turn-around situation then facing the Company, the consultant reported on salary, short-term incentives and other benefits that approximated the competitive market and long-term incentive awards at the high end of the competitive market. The consultant suggested the Committee consider granting the Chief Executive Officer options for 200,000 shares of common stock at an exercise price equal to fair market value, plus an additional 200,000 shares of restricted stock. The consultant noted that these grants would place Mr. Belden at the 90th percentile of stock ownership levels among Chief Executive Officers other than founders among a peer group of companies excluding Mr. Belden’s existing ownership prior to being appointed Chief Executive Officer in 2002, but the lowest total stock ownership level among Chief Executive Officers who were also founders among the peer group. Rather than grant restricted stock with no exercise price, the Committee granted the Chief Executive Officer options for 400,000 shares of common stock. Other than the recoverable salary reduction program described above, no changes were made to the Chief Executive Officer’s annual base salary of $330,000, which the consultant indicated was between the median and 75th percentile of the peer group used in the consultant’s analysis.

     Long-term incentives for the Company’s executive officers have generally consisted of grants of options to purchase the Company’s common stock. From time to time, the Committee awards stock options to senior executive officers and other employees. Each grant is intended to align and strengthen the interests of the recipient with those of stockholders generally and to provide the recipient with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Options generally vest in a series of installments over time, contingent upon continued employment with the Company. Accordingly, an option will only provide a return to the recipient to the extent he or she remains employed by the Company during the vesting period and then only to the extent that the fair market value of the shares increases above the exercise price.

     The size of the option grant to each executive officers is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the term of the option. The Compensation Committee also takes into account the number and value of unvested options already held by the executive officer to maintain an appropriate level of equity incentive for that individual. The relative weight given to each of these factors varies from individual to individual. From time to time, the Compensation Committee also may grant options or other equity incentives in connection with acquisitions.

     As part of a grant of options to all Company personnel, the Chief Executive Officer was granted options for 50,000 shares and each other executive officer was granted options for 25,000 shares in August 2003. In February 2004, options for 50,000 shares each were granted to S. Todd Westbrook and C.W. Smith to provide long-term retention incentives. These long-term retention options do not commence vesting until three years from the date grant, with monthly vesting until fully vested four years from the date of grant. Other officers received grants when hired by the Company or when promoted to executive officer positions.

     The Company is implementing a number of cost reduction measures to align costs with revenue expectations in light of current conditions in the telecommunications equipment industry. Among other things, the Company is implementing the salary reduction program discussed above as well as consolidation plans previously announced. As a retention and short-term incentive in view of these developments, in October 2004 each employee received a special grant of options. These options vest monthly over one year, and expire five years from the date of grant. A total of 608,559 options were awarded in this special grant, of which 16,500 were awarded to the Chief Executive Officer and 43,750 were awarded to executive officers other than the Chief Executive Officer.

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a federal income tax deduction for compensation in excess of $1 million in a taxable year for the named executive officers, other than compensation that is performance-based under a plan approved by shareholders and that meets certain other technical requirements. The Compensation Committee does not believe that Section 162(m) will prevent the Company from receiving a tax deduction for compensation that has been paid to executive officers. The Company has significant net operating loss carry-forwards for federal income tax purposes. Accordingly, while absent unusual circumstances the Company generally does not expect to provide non-deductible compensation, the Committee has the authority to award compensation in appropriate circumstances that would not be tax deductible under Section 162(m).

THE COMPENSATION COMMITTEE John Major John A. McGuire[1] Howard Oringer

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee have ever been an officer or employee of the Company or any of its subsidiaries. During the fiscal year ended July 2, 2004, and in the interim period since then, no executive officer of the Company served as a member of the compensation committee or board of directors of any other entity of which a director or executive officer serves on the Company’s Board of Directors or Compensation Committee.

     In late fiscal 2004, the Company retained Slayton International, Inc. in connection with an executive search. Susan M. Major is the Managing Director, Technology of Slayton International, and the spouse of John Major, a director of the Company and Chairman of the Compensation Committee since May 2004. The Company has paid Slayton International a professional service fee of $75,000 and is paying $1,500 per month during the term of the engagement, plus expenses. The Company has been informed that Ms. Major is entitled to receive approximately 40% of the professional services fee paid to Slayton International for this engagement. The engagement of Slayton International was approved by the Board of Directors, with Mr. Major taking no part in the consideration, and reviewed and ratified by the Audit Committee.

1	Mr. Major joined the Compensation Committee and became Chairman of the Compensation Committee in May 2004 after his resignation from the Audit Committee in March 2004. Mr. McGuire served as Chairman of the Compensation Committee prior to May 2004. After Mr. Major’s resignation from the Audit Committee, Mr. McGuire became Chairman of the Audit Committee.

Report of Audit Committee

     The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting, reporting practices and financial reports; reviews and selects the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed; approves any non-audit services to be provided by the independent registered public accounting firm and the related compensation for such services; and maintains free and open means of communication between the directors, independent registered public accounting firm, financial management and employees of the Company. The Audit Committee’s responsibilities are more fully described in its updated charter, a copy of which is attached to this Proxy Statement as Exhibit A.

     Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounted principles.

     In fulfilling its oversight responsibilities, the Audit Committee:

•	reviewed and discussed the audited consolidated financial statements for fiscal 2004 with the Company’s management,

•	discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees,

•	received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, and

•	has discussed with PricewaterhouseCoopers LLP their independence.

     Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2004, for filing with the SEC.

THE AUDIT COMMITTEE John A. McGuire Howard Oringer Desmond P. Wilson III

Stock Performance Graph

     The following chart compares the cumulative total stockholder return on the Company’s Common Stock for the five year period ended June 30, 2004 with the cumulative total return on The Nasdaq Stock Market U.S. Index and the Nasdaq Telecommunications Index during the same period. The graph shows the value, at June 30 for each of the last five years, of $100 invested in the Company’s Common Stock and in each of the foregoing indices on June 30, 1999 and assumes reinvestment of dividends, if any. The graph depicts the change in the value of Common Stock relative to the indices as of the end of each fiscal year and not for any interim period. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
as of June 2004

	Cumulative Total Return
	June 30,
	1999	2000	2001	2002	2003	2004
Verilink Corporation	100.00	329.80	115.74	7.15	57.19	136.17
NASDAQ Stock Market (U.S.)	100.00	192.96	68.78	58.41	56.14	76.85
NASDAQ Telecommunications.	100.00	144.11	58.76	28.44	48.11	55.81

Proposal No. 2

Ratification Of Appointment Of
Independent Registered Public Accounting Firm

     PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since the Company’s inception and has been preliminarily selected by the Audit Committee as the Company’s independent registered public accounting firm for fiscal year 2005. Stockholder approval of the ratification of PricewaterhouseCoopers LLP requires the affirmative vote of the majority of the votes cast at the Annual Meeting. In the event that ratification of this selection of independent registered public accounting firm is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of an independent registered public accounting firm. Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.

     For the fiscal years ended July 2, 2004 and June 27, 2003, the Company paid (or will pay) the following fees to PricewaterhouseCoopers LLP for services rendered during the fiscal year or for the audit in respect of those years:

	July 2,	June 27,
	2004	2003
Fee type
Audit fees (1)	$184,400	$127,800
Audit-related fees (2)	75,750	30,600
Tax fees (3)	32,434	29,017
All other fees	—	—

Totals	$286,710	$187,417

     (1) Fees paid for professional services rendered in connection with the audit of the annual financial statements for each fiscal year, including the review of the quarterly financial statements.

     (2) Includes fees paid for professional services rendered in connection with the audits of the Company’s employee benefit plans, acquisition audit work, accounting consultation on specific transactions or events and miscellaneous accounting consultation.

     (3) Includes fees paid for tax compliance, tax planning and related tax services.

     The Audit Committee has determined that the non-audit services provided to us during our fiscal year 2004 by PricewaterhouseCoopers LLP are compatible with the maintenance of their independence. The Audit Committee maintains a policy to approve audit and non-audit services to be provided by PricewaterhouseCoopers LLP. The policy requires that all services PricewaterhouseCoopers LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. During fiscal 2004, the Audit Committee approved all of the services provided by PricewaterhouseCoopers LLP related to the fees described in the table above. The Chairman of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee.

Stockholder Proposals/Stockholder Nominations For Director

     Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2005 Annual Meeting of Stockholders must be received by the Company not later than June 10, 2005 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

     The Board of Directors does not currently have a nominating committee or a committee performing the functions of a nominating committee. Stockholders wishing to directly nominate candidates for election to the Board of Directors (“Director Nominations”) and for the conduct of other business to be brought before an annual meeting (“Other Business”), must do so in accordance with the Company’s Certificate of Incorporation and Bylaws.

     To be timely, notice of Director Nominations to be brought before an annual meeting or special meeting must be received by the Company, at the address set forth below, not earlier than ninety nor later than sixty days prior to the first anniversary of the preceding year’s annual meeting or, if the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary, such notice must be received not earlier than ninety days prior to such annual meeting and not later than the later of (1) the sixtieth day prior to the annual meeting or (2) the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever occurs first. The Certificate of Incorporation also provides that notice of Director Nominations of any candidate for director shall include certain information with respect to a proposed nominee, including (without limitation) information as to such nominee’s business background, relationships with stockholders and certain other parties, and share ownership in the Company.

     To be considered by the independent directors, a Director Nomination must comply with the requirements for a stockholder proposal specified in the SEC’s Rule 14a-8 and must be accompanied by a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected.

     To be timely, notice of Other Business to be brought before an annual meeting or special meeting must be received by the Company, at the address set forth below, not later than ninety days prior to the meeting date or, if less than one hundred days notice or prior public disclosure of the date of the meeting is given to or made to stockholders, notice of Other Business must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting or special meeting was mailed or made public.

     Stockholder proposals for Other Business or Director Nominations should be mailed to C.W. Smith, Vice President and Chief Financial Officer, Verilink Corporation, 127 Jetplex Circle, Madison, Alabama 35758-8989.

Other Matters

     The Board of Directors knows of no other business at this time which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

By Order of the Board of Directors,

Leigh S. Belden
President, Chief Executive Officer and Director

October 20, 2004
Madison, Alabama

EXHIBIT A

As of October 19, 2004

VERILINK CORPORATION
AUDIT COMMITTEE CHARTER

I.	Organization

The audit committee shall be comprised of at least three directors, all of whom qualify as “independent directors” under the specific requirements of the rules of the Nasdaq Stock Market and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. All members of the audit committee shall have a working familiarity with basic finance and accounting practices with the ability to read and understand financial statements, and at least one member of the audit committee shall have employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The members of the audit committee shall be elected by the board of directors annually or until their successors shall be duly elected and qualified. Unless a Chairman of the audit committee is elected by the full board of directors, the members of the audit committee may designate a Chairman by majority vote of the full audit committee.

Members of the audit committee will receive such fees, if any, for their service as audit committee members as may be determined by the board of directors. Members of the audit committee may not receive any compensation from the corporation except the fees that they receive for service as a member of the board of directors or any committee thereof.

Management is responsible for preparing the corporation’s financial statements and for their accuracy and the corporation’s independent registered public accounting firm is responsible for auditing those financial statements. While the audit committee has certain authority and oversight responsibilities under this Charter, it is not the responsibility of the audit committee to plan or conduct audits. In the absence of their possession of reason to believe that such reliance is unwarranted, the members of the audit committee may rely without independent verification on the information provided to them and on the representations made by the corporation’s management and the corporation’s independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s authority and oversight responsibilities do not assure that the audits of the corporation’s financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the corporation’s independent registered public accounting firm is in fact “independent.”

II.	Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the stockholders and the investment community relating to corporate accounting, reporting practices of the corporation and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to:

•	serve as an independent and objective party to monitor the corporation’s financial reporting process and internal control system;

•	review the audit efforts of the independent registered public accounting firm; and

•	maintain free and open means of the communication between the directors, the independent registered public accounting firm, the financial management and the employees of the corporation.

The independent registered public accounting firm is accountable to the audit committee. The audit committee shall have the ultimate authority to select, evaluate and replace the independent registered public accounting firm. The audit committee is also responsible for overseeing the independence of the independent registered public accounting firm.

III.	Meetings

The audit committee shall hold four regular meetings each fiscal year. In addition, the audit committee shall hold such special meetings as may be called by the Chairman of the audit committee or at the request of the corporation’s independent registered public accounting firm.

IV.	Responsibilities

As an oversight body, the audit committee does not have responsibility for day-to-day operations and financial reporting. The corporation’s financial statements are the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting audits to determine whether the financial statements present fairly in all material respects the financial position of the corporation. Additionally, the audit committee recognizes that financial management, as well as the independent registered public accounting firm, have more time, knowledge and more detailed information concerning the corporation than do audit committee members; consequently, in carrying out its oversight responsibilities, the audit committee is not providing any expert or special assurance as to the corporation’s financial statements or any professional certification as to work of the independent registered public accounting firm.

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

Independent Registered Public Accounting Firm

1.	Review and select on an annual basis the independent registered public accounting firm to audit the financial statements of the corporation and its subsidiaries and approve the fees and other compensation to be paid to the independent registered public accounting firm. The independent registered public accounting firm will report directly to the audit committee.

2.	On an annual basis, obtain and review a report by the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the corporation and actively engage in dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of such firm and take, or recommend that the full board of directors take, appropriate action to oversee the independence of such firm.

3.	Meet with the independent registered public accounting firm and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

4.	Review each opinion or report of the independent registered public accounting firm and review any comments or recommendations of the independent registered public accounting firm with respect to the audited or interim financial statements.

5.	Hold timely discussions with the independent registered public accounting firm regarding the following:

•	critical accounting policies and practices;

•	alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm; and

•	other material written communications between the independent registered public accounting firm and management, including, but not limited to, the management letter and schedule of unadjusted differences.

6.	Provide sufficient opportunity for the independent registered public accounting firm to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent registered public accounting firm’s evaluation of the corporation’s financial and accounting personnel and the cooperation that the independent registered public accounting firm received during the course of the audit.

7.	Review the range and cost of audit and non-audit services performed by the independent registered public accounting firm.

8.	Review and approve any non-audit services to be provided by the independent registered public accounting firm and any compensation for such non-audit services. The authority to approve non-audit services may be delegated to one or more members of the audit committee and such delegate(s) shall report all such authorizations at the next audit committee meeting.

9.	Discuss with the independent registered public accounting firm, at least annually, the matters required by SAS 61, as amended from time to time.

10.	Review and pre-approve hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent registered public accounting firm.

Financial Reporting Process

11.	Review with the independent registered public accounting firm and financial accounting personnel the adequacy and effectiveness of the accounting and financial controls of the corporation.

12.	Elicit recommendations from the independent registered public accounting firm for the improvement of the corporation’s internal control procedures or particular areas where new or more detailed controls or procedures are desirable, and review the independent registered public accounting firm’s attestation and reports on management’s internal controls, from the time that such reports are prepared.

13.	Review the corporation’s audited financial statements with management and the independent registered public accounting firm, including the nature and extent of any significant change in accounting principles or the application of such principles, and recommend to the board of directors whether the audited financial statements should be included in the corporation’s Annual Report on Form 10-K.

14.	Review with financial management and the independent registered public accounting firm the interim financial results prior to their public release or prior to the filing of the Quarterly Report on Form 10-Q.

15.	Receive and review any disclosure from the corporation’s CEO or CFO made in connection with the certification of the corporation’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q of:

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the corporation’s ability to record, process, summarize and report financial data; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the corporation’s internal controls.

16.	Review and discuss with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives on the corporation’s financial statements.

17.	Resolve any disagreements between financial management of the corporation and the independent registered public accounting firm.

Review of Other Documents and Reports

18.	Review the activities, organizational structure, and qualifications of accounting and financial human resources within the corporation.

19.	Review the programs and policies of the corporation designed to ensure compliance with applicable laws and regulations and monitoring the results of those compliance efforts.

20.	Review the procedures established by the corporation that monitor the compliance by the corporation with its loan and indenture covenants and restrictions.

21.	Review with the corporation’s counsel any legal matter that could have a significant impact on the corporation’s financial statements.

Accountability to Board of Directors

22.	Report through its Chairman to the board of directors following the meetings of the audit committee.

23.	Maintain minutes or other records of meetings and activities of the audit committee, all of which shall be submitted to the corporate secretary to be filed with the minutes of meetings of the corporation’s board of directors.

24.	Review this Charter annually and report and make recommendations to the board of directors regarding revisions to this Charter.

Other

25.	Review, and, if appropriate, approve all transactions or courses of dealing with parties related to the corporation.

26.	Investigate any matter brought to its attention, within the scope of its duties, with the power to retain outside counsel or other advisors for this or any other purpose if, in its judgment, that is appropriate.

27.	Consider such other matters in relation to the financial affairs of the corporation and its accounts, and in relation to the internal and external audit of the corporation as the audit committee may, in its discretion, determine to be advisable.

28.	Perform any other activities consistent with this Charter, the corporation’s by-laws and charter documents and governing law, as the audit committee or the board of directors deems necessary or appropriate.

29.	Prepare a letter for inclusion in the annual proxy statement that describes the committee’s composition and responsibilities, and how they were discharged.

30.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

[FORM OF FRONT OF PROXY CARD]

PROXY

VERILINK CORPORATION
127 Jetplex Circle
Madison, Alabama 35758-8989

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING OF STOCKHOLDERS ON NOVEMBER 17, 2004

     The undersigned hereby appoints LEIGH S. BELDEN and C.W. SMITH as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock of Verilink Corporation (the “Company”) that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on November 17, 2004 at the Company’s offices at 17101 East Ohio Drive, Aurora, Colorado 80017, at 9:00 a.m. local time, and any adjournment or postponement thereof.

     The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted FOR each of Proposals 1 and 2 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

(Continued and to be SIGNED on the Reverse Side)

VERILINK CORPORATION

The Board of Directors recommends a vote FOR each of Proposals 1 and 2.

Vote on Directiors

1.	Proposal to elect Howard Oringer and John A. McGuire as Class II directors of the Company.

For All	Withhold All	For All Except
☐	☐	☐

Vote on Proposal

2.	Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2005 fiscal year.

For	Against	Abstain
☐	☐	☐

Please mark and date the proxy and sign your name as it appears hereon. If executed by a corporation, a duly authorized officer must sign by name and title. Executors, administrators, and trustees must so indicate when signing. If shares are held jointly, EACH holder must sign.

Dated	, 2004

Signature(s) of Stockholder(s)

To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name on the line below.